Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission and in the Application for Conversion on Form AC filed with the Office of Thrift Supervision of our report dated April 21, 2005 on the consolidated balance sheets of New England Bancshares, Inc. and Subsidiary as of March 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity accounts and cash flows for the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement and the Application for Conversion.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

September 13, 2005